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                                                                  [LEAPNET LOGO]

FOR IMMEDIATE RELEASE

                  THE LEAP GROUP CHANGES ITS NAME TO LEAPNET

CHICAGO, April 22, 1999--The Leap Group, Inc., (Nasdaq: LEAP) announced that it has changed its corporate name to Leapnet, Inc., effective immediately. The name change was effected through the merger of The Leap Group, Inc. with and into Leapnet, Inc., a newly created, wholly owned subsidiary of The Leap Group, Inc. Due to the change, the stock symbol will be listed for 20 trading days as "LEAPD," after which it will revert to the original symbol, "LEAP."

     The name change more accurately reflects the nature and future of the company's Internet advertising and development business.

     "We are directing resources toward Internet-revenue growth and are pursuing Internet-related acquisitions. Our new name more accurately reflects that strategic direction and underscores our commitment to growing our Internet business," said Frederick A. Smith, Chairman and CEO of Leapnet, Inc.

     Leapnet, Inc. develops creative and technology solutions for the wired world by combining expertise in Internet advertising and development, global marketing communications and traditional brand advertising, (Nasdaq: LEAP). Its subsidiaries are Quantum Leap Communications, The Leap Partnership and YAR Communications, acquired in April 1997. Headquartered in Chicago, the company has offices in New York, Los Angeles and San Francisco. More information on Leapnet can be found at http://www.leapnet.com.

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                                    -more-

> WWW.LEAPNET.COM
      22 WEST HUBBARD STREET    > 312-494-0300
      CHICAGO, ILLINOIS 60610        -475-1267
                                  NASDAQ: LEAP

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Leapnet
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This press release contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties. A number of important factors could cause the Company's actual results, performance or achievements for fiscal 1999 and beyond to differ materially from that expressed in such forward-looking statements. These factors are set forth in the Company's fillings with the Securities and Exchange Commission and include, without limitation, material changes in economic conditions in the markets served by the Company's clients, competition in the Company's industry, uncertainties, relating to the developing market for new media, changing technologies, seasonality and the Company's dependence on key clients and projects and key personnel. Loss of a key client or a significant reduction in business from a key client could have a significant adverse effect on the Company's business and results of operations.


Contact: Beth Pastor
Leapnet, Inc.
312-475-1254
pastor@leapnet.com